Exhibit 99.2

November 7, 2014, 11:00 AM ET, LXP – Q3 2014 Lexington Realty Trust Earnings Call

UNEDITED TRANSCRIPT

CORPORATE PARTICIPANTS

Gabby Reyes Lexington Realty Trust - IR

Will Eglin Lexington Realty Trust - CEO

Patrick Carroll Lexington Realty Trust - CFO

CONFERENCE CALL PARTICIPANTS

Sheila McGrath Evercore ISI - Analyst

John Guinee Stifel Nicolaus - Analyst

Craig Melman KeyBanc Capital Markets - Analyst

Anthony Paolone JPMorgan - Analyst

Tayo Okusanya Jefferies & Company - Analyst

Geoffrey Dancey Cutler Capital Management - Analyst

PRESENTATION

Operator

Greetings and welcome to the Lexington Realty Trust third quarter 2014 earnings conference call. At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation.

(Operator Instructions)

As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Ms. Gabby Reyes, Investor Relations for Lexington Realty Trust. Thank you. You may begin.

Gabby Reyes - Lexington Realty Trust - IR

Hello and welcome to the Lexington Realty Trust third quarter 2014 conference call. The earnings press release was distributed over the wire this morning and the release and supplemental disclosure package will be furnished on the Form 8-K. In the press release and supplemental disclosure package, Lexington has reconciled all historical non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements. If you did not receive a copy, these documents are available on Lexington's website at www.lxp.com in the investor section.

Additionally, we are hosting a live webcast of today's call which you can access in the same section. At this time we would like to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Lexington believes expectations reflected in any forward-looking statements are based on reasonable assumptions, Lexington can give no assurance that its expectations will be attained.

Factors and risk that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in today's press release and from time to time in Lexington's filings with the SEC and include the successful confirmation of any liens, acquisitions, build to suit, financing, or other transactions, or the final terms of any such transactions. Lexington does not undertake a duty to update any forward-looking statements.

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Joining me today from management are Will Eglin, Chief Executive Officer; Robert Roskind, Chairman; and Patrick Carroll, Chief Financial Officer. Now, I will turn the call over to Will.

Will Eglin - Lexington Realty Trust - CEO

Thanks, Gabby, and welcome, everyone. Thank you for joining the call today. I'd like to begin by discussing our operating results and accomplishments for the quarter. For the third quarter of 2014 our Company funds from operations as adjusted were $0.28 per share, a 12% increase compared to the third quarter of 2013 primarily driven by investment activity over the past year and refinancing savings. In the quarter we invested $51 million in ongoing build-to-suit projects and loan investments and sold five properties for $52.6 million consistent with our portfolio management and capital recycling objectives.

Our strong and steady leasing work continued and we executed leases totaling approximately 510,000 square feet, ending the quarter with a more balanced rollover schedule and our overall portfolio 97.6% leased, down slightly compared to second quarter. These are complements furthered our objectives to continually improve our portfolio and strengthen our cash flows while also reducing the risk associated with lease rollover.

We remain active in the single tenant transaction market and our investment pipeline continues to be strong, especially looking ahead to 2015. In the third quarter we continued funding multiple underway build-to-suit projects and placed a $155 million forward purchase industrial investment under contract. This asset is located in Richland, Washington and will be a 456,000 square foot cold storage warehouse and distribution facility for preferred freezer services which will service a 20-year contract with ConAgra foods at this location.

Subsequent to quarter end we also acquired two properties for $49.5 million, bringing our total capital invested 2014 to $248.2 million. These two investments were land parcel on West 45th Street in New York City, subject to a 99-year ground lease to an operating hotel and the rehabilitation facility rated leased to HealthSouth rated DD minus for 28 years with annual CPI escalations with no maximum.

Our current expectation for 2014 investment activity is with a range of $300 million to $350 million based on projects under way or under contract, and volume in 2015 is expected to be comparable based upon current contractual commitments. We continue to work diligently on new projects to add to our pipeline. Cap rates on our forward build-to-suit and purchase pipeline average about 7.2% on a cash basis and 8.5% on a GAAP basis. At this point in the cycle, build-to-suit and forward-purchase transactions continue to be our favorite investment strategies.

While build-to-suits do not generate cash flow or funds from operations until construction is completed, we believe this strategy creates significant value for shareholders by adding modern buildings with long-term leases for the portfolio and capturing stabilized yields well above current cap rates in the purchase market. Accordingly, we believe this strategy has the potential to drive growth in shareholder value.

In addition, we believe the long-term leases with escalating rents we've been adding to the portfolio are strengthening our future cash flows, extending our weighted average lease term, balancing our lease expiration schedule, reducing the average age of our portfolio, and supporting our dividend growth objectives.

We continue to execute our disposition strategy and in the third quarter we made good progress on our capital recycling efforts selling $52.6 million of non-core assets from the portfolio consisting of two small retail properties, a vacant multi-tenant office property, an under leased multi-tenant office property, and a single tenant industrial property on a short-term lease. The two multi tenanted office properties were sold to users and three of the sales were in tertiary markets. We continue to focus our efforts on dispositions from a strategic perspective, augmenting the transformation of our portfolio and providing cost effective, timely capital to support investment activity while executing a strategy that will reduce our office exposure so that our portfolio is concentrated in fewer larger markets.

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On page 20 of our supplemental we've included a table showing the markets where we derive most of our single tenant office revenue. Our current expectation for 2014 is that dispositions will be approximately $200 million to $300 million. Asset values have continued to rise this year, making dispositions an even more attractive option for us. And capital recycling is also likely to continue at a comparable if not greater pace in 2015 with a focus on realizing values on our multi-tenant properties with high levels of occupancy. Such capital recycling will allow us to create liquidity so that we stay ahead of our capital needs with respect to our investment pipeline, although this approach may have a near-term dilutive impact on funds from operations.

As we have stated before, one of our strategic objectives with our disposition activity is to achieve a better balance between office and industrial revenue in the part of our portfolio that has lease terms shorter than 10 years. Recently, the office to industrial revenue mix in this part of our portfolio has been about 3 to 1, and we continue to be focused on managing this ratio down to about 2 to 1 over the next several years. The targeted sale of certain office buildings will speed this transition and make our portfolio less capital intensive to manage.

With regard to our leasing, we have continued to achieve a steady pace of activity. In the third quarter of 2014 we executed approximately 510,000 square feet of new leases and lease extensions and our 2015 explorations now represent just about 3% of our GAAP revenue. During the quarter we had leases totaling 227,000 square feet which expired and were not renewed or were terminated. Overall, during the quarter we extended five leases with annual GAAP rents of $5.6 million which is 12.2 less than the previous rents and cash rents declined 16.9% on renewals consistent with our prior commentary.

Our same-store cash net operating income increased 0.2% for the first nine months of 2014 and decreased 0.4% during the third quarter of 2014, primarily reflecting the impact of negative leasing spreads on renewals. Looking forward, renewal rents are likely to be under pressure throughout 2015 before improving in 2016. We currently have 3.2 million square feet of space which is vacant or subject to leases that expire through 2015. We believe that by the end of 2015 we can address roughly half of such expiring or vacant square footage primarily through dispositions and secondarily through releasing.

We are expecting non-renewals on our remaining 2014 single tenant office lease expirations and we have three single tenant office leases expiring through June 30, 2015, where we expect non-renewals. Together, these eight properties generate approximately $17 million of annual revenue and four are encumbered by $61.9 million of mortgage debt which we believe exceeds the as vacant building value. At the current time, our expectation is that these four buildings and an additional building in Houston, Texas, with $11.5 million of mortgage debt will be conveyed to satisfy these nonrecourse mortgages during 2015, absent substantive negotiation. Our current assumption is that the remaining four properties will be vacant through the end of 2015.

Beginning in the second half of 2015 we expect tenant retention to improve, putting this concentrated period of tenant move outs behind us for good as we move forward with the portfolio with a substantially lower risk profile. Beyond this, as we execute our acquisition and capital recycling strategy, we expected our portfolio is likely to include a greater number of leases with annual or other rent increases which we ultimately expect will support a sustained healthy growth rate in net operating income.

As a result of our leasing activity and new investments, for the nine months ended September 30, 2014, approximately 41% of our revenue came from leases of 10 years or longer and we're well on our way to achieving our interim goal of deriving at least half of our at revenue from leases 10 years or longer. Once this target is achieved, we will raise the target further and continue building a diversified portfolio of long-term net leases with stable growing cash flow.

Our single tenant lease rollover through 2019 has been reduced to 31.4% of revenue from 43.2% of revenue one year ago, and we no longer have concentrated risk of lease rollover in any one year. By any measure we have made very good progress in managing down our shorter term leases and extending our weighted average lease term which is now approximately 11.4 years on a cash basis. Each of these metrics is an important measure of cash flow stability and we will continue to be focused on further improvement.

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The composition of our balance sheet has continued to improve this year and we have included details in our supplemental disclosure package on pages 23 and 24 showing our credit metrics. We continue to pursue our goal of having 65% to 70% of our assets unencumbered and have reduced our secured debt to less than 20% of gross assets which is a target that we have been working towards for a considerable time. Our Company has few near-term debt maturities. Through 2015 we believe approximately 115 million of secured balloon debt will leave the balance sheet in connection with dispositions. And approximately 112 million of balloon maturities are expected to be refinanced with unsecured debt.

In addition, we will retire approximately 35 million of secured debt through regular principal amortization. While we continue to unencumber assets, from time to time we may access secured financing when we believe it is advantageous to do so; particularly in connection with ground sale lease-back transactions or financing for a term longer than 10 years is available, or we can effectively monetize the remaining revenue from the asset such as in the credit tenant lease financing. Through 2015, secured financing could total as much as $80 million.

We believe our company has substantial financial flexibility with approximately $383.9 million of current availability under its revolving credit facility and a stronger than usual cash position. We continue to be biased in favor of dispositions and maintaining line capacity and cash as we continue adding build-to-suit projects to our pipeline. Our forward-funding projects currently total approximately $504.2 million with about $414.1 million remaining to be funded. At the end of the quarter our weighted average cost of debt was 4.5% in our weighted average term to maturity was 7.1 years. We continue to believe that current rates on long-term financing remain quite attractive and that there is great value in locking in fixed rates on long-term debt at this time.

Turning to guidance, we are adjusting upward our company funds from operations as adjusted per share guidance by $0.01 per share at the bottom end of our prior range to a new range of $1.09 to $1.11 per share. We expect to provide 2015 guidance in February when we report fourth quarter and full-year 2014 results. In the interim, please note our comments today with respect to occupancy, leasing spreads, and the near-term dilutive effect of sales when considering our prospects for next year.

In summary, it was a good quarter for Lexington and we believe our achievements position the Company for continued success. We remain committed to our strategy of enhancing cash flow growth and stability, growing our portfolio in a disciplined manner with attractive long-term leased investments, and maintaining a strong flexible balance sheet to allow us to act on opportunities as they arise. Now I'll turn the call over to Pat who will take you through our results in more detail.

Patrick Carroll - Lexington Realty Trust - CFO

Thanks, Will. During the quarter, Lexington had gross revenues of $109.5 million comprised primarily of lease rents and tenant reimbursements. The increase compared to the third quarter of 2013 of $16.5 million relates primarily to acquisition and build-to-suit projects coming online. For the quarter and nine months ended September 30, 2014, GAAP rents were in excess of cash rents by approximately $13 million and $29 million respectively.

On page 18 of the supplement we have included our estimates of both cash and GAAP rents for the remainder of 2014 through and including 2018 for leases in place as of September 30, 2014. We've also included same-store NOI data and the weighted average lease term of our portfolio as of September 30, 2014, and 2013.

Property operating expenses increased $1.8 million primarily due to the increased use in occupancy in multi-tenanted properties with base-year cost structures, the acquisitions of properties with full recovery of operating expenses, and the net impact of management of certain properties being transferred between us and the tenant. Non-operating income increased $3.3 million relating primarily to interest earned on our loan portfolio.

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In the third quarter of 2014 we recorded $2.8 million in property impairments and $18.5 million of gains on sales of properties. Interest and amortization expense increased $2.9 million primarily due to the issuance of our 4.4% bonds and the $213.5 million mortgage on our New York City land deals.

On page 41 of the supplement, we have disclosed elective statement data for consolidated but non-wholly owned properties and our joint venture investments. We also have included net non cash interest recognized in the nine months ended September 30, 2014, on page 42 of the supplement. For the nine months ended September 30, 2014, our interest coverage was approximately 3.2 times and net debt to EBITDA of approximately 6.2 times.

Now turning to the balance sheet. We believe our balance sheet is strong as we've continued to increase our financial flexibility and capacity. We had $171.1 million of cash at quarter end, including cash classified as restricted. Restricted cash balances relate to money primarily held with lenders with escrow deposits on mortgages and money held at a 1031 exchange agent. At quarter end we had about $2.2 billion of consolidated debt outstanding which had a weighted average interest rate of 4.5% of which 100% is at fixed rates.

We have entered into LIBOR swaps on both $255 million outstanding on our term loan which matures in 2019, and the $250 million outstanding on our term loan which matures in 2018. The current spread components on our 2019 term loan can range from 1.5% to 2.25% and is currently 1.75%, and on the 2018 term loan it can range from 1.1% to 2.1% and is currently 1.35%. A significant component of other assets and liabilities are included on page 42 of our supplement.

During the quarter ended September 30, 2014, we paid approximately $1.9 million in lease costs and approximately $2 million in tenant improvements. For the balance of 2014, we project to spend approximately $10 million in these costs. We have also included on page 14 of the supplement the funding projections on our four current build-to-suit projects and our forward commitments along with the historical NOI recognized on build-to-suit projects that have come online.

As it relates to build-to-suit projects, since we fund the construction costs and are the take out upon completion, we do not recognize interest income during construction nor any rental revenue until the project is complete and the tenant takes occupancy. Our basis on the project upon completion is the actual cash we spend and the funding plus any capitalized cost we recognize in accordance with GAAP, we capitalize interest using our overall borrowing rate which is approximately 4.5%. Now I'd like to turn the call back over to Will.

Will Eglin - Lexington Realty Trust - CEO

Thanks, Pat. As we look ahead to 2015 we expect to continue to execute on our strategies to build an even better and stronger company, especially after dealing with the leasing challenges through the first half of 2015. The impact of our acquisition activity combined with our capital recycling is improving the composition of our portfolio and is driving long-term cash flows that are far more secure even our extended weighted average lease terms and the number of leases we have with annual or other escalations.

We expect to continue to execute proactively on leasing opportunities in order to maintain high levels of occupancy and further address lease expirations, unlock values on non core properties and certainly fully valued properties with a bias toward reducing our suburban office and multi-tenant exposure, capitalize on refinancing opportunities and finally, continue to invest in build-to-suit properties and other investments that drive cash flow growth and value for all shareholders.

We believe our company remains well positioned with an attractive dividend yield, a conservative payout ratio, and a strong cash position. We are encouraged by the opportunity to continue to execute on our strategies to improve cash flow, enhance our portfolio, and provide ongoing value creation for our shareholders. Operator, I have no further comments at this time, so we are ready for you to conduct the question-and-answer portion of the call.

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QUESTION AND ANSWER

Operator

(Operator instructions)

Sheila McGrath with Evercore ISI.

Sheila McGrath - Evercore ISI - Analyst

Yes. Good morning. Will, I was wondering if you could talk about the ground lease transaction in the quarter and remind us how you underwrite those transactions and where is the property in Manhattan?

Will Eglin - Lexington Realty Trust - CEO

Sure, Sheila. It's essentially a mirror transaction to the one that we did a year ago on the three ground parcels in Manhattan, and it's the same party involved. So, it's a 99-year ground lease. The going in cap rate is about 4.93% and the annual escalations are 2%, but every 10 years there is a CPI adjustment up to 3%, so there is a little bit more inflation protection than you'd typically see in a build-to-suit, and every 25 years there's an option to purchase the ground at a value that would give us a 7.5% free and clear internal rate of return. We find that very attractive compared to a free and clear IRR on many of the build-to-suit office buildings that we look at, and there's great financing available on transactions like this.

If you recall last year on Manhattan ground transaction we financed our purchase with 70% loan-to-value financing at an interest rate about 466 on a fixed rate basis. We haven't decided how we're going to finance this purchase, but if we were to use secured financing, leverage of greater than 80% is available and the 10-year interest rate would be about 4.25%. So, we're very pleased with that investment and it's ground on West 45th Street between 5th and 6th Avenue.

Sheila McGrath - Evercore ISI - Analyst

Should we expect more of these ground lease transactions from Lexington?

Will Eglin - Lexington Realty Trust - CEO

We'd like there to be more. There is nothing of significance that's in the pipeline, but we continue to be interested in building our portfolio of ground investments or other assets where most of the value is in the land and less is in the improvements.

Sheila McGrath - Evercore ISI - Analyst

Okay. And then could you comment on the turmoil at ARCP and related entities. It makes most people think they'll probably be less active buyer, and I'm just wondering your view. Might this free up more acquisition opportunities for Lexington?

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Will Eglin - Lexington Realty Trust - CEO

Well, time will tell. There have been a couple of transactions that have come back to the market this week, whether that's related specifically to the RP situation or not it's not clear, but market participants are well aware that RP has been a voracious acquirer of net lease properties for several years so to the extent that their growth ambitions are curtailed, it should mean better investment opportunities for the rest of us who are engaged in this business.

Sheila McGrath - Evercore ISI - Analyst

Okay, thank you.

Operator

John Guinee with Stifel.

John Guinee - Stifel Nicolaus - Analyst

Great. Okay. Thanks. Let me just kind of go through page by page. First on Richland, Washington industrial, $155 million, that's an awfully big industrial building. How big is that thing?

Will Eglin - Lexington Realty Trust - CEO

456,000 square feet, John, and two-thirds of it is freezer space.

John Guinee - Stifel Nicolaus - Analyst

What's that on a price per pound?

Will Eglin - Lexington Realty Trust - CEO

That is about $350 a foot.

John Guinee - Stifel Nicolaus - Analyst

Okay, so this is really a CBD office building disguised as a freezer warehouse?

Will Eglin - Lexington Realty Trust - CEO

Well, no. It's just highly mechanized and obviously it has very expensive improvements in it.

John Guinee - Stifel Nicolaus - Analyst

Great. Okay. Then the next page on dispositions. Interesting, the primary sale with San Antonio Industrial sort of 9-ish cap, can you talk through why you decided to sell that for $41 million?

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Will Eglin - Lexington Realty Trust - CEO

Well, it was a shorter term lease, John, and actually that building had a high component of office space as well. On a square footage basis it was more industrial than office, but it did have a very high component of office space. The tenant was leaving that building and so it made sense for us even though it was a fairly high cap rate we thought on a per foot basis, it was it attractive exit price for us.

John Guinee - Stifel Nicolaus - Analyst

Right. Okay. And then Lake Mary you did a five-year extension with JPMorgan, Lake Mary which is north of Orlando, it looks like about a 15% net rent roll down. What kind of a TI leasing commission package went with that, if anything?

Will Eglin - Lexington Realty Trust - CEO

Hold on, John. There were no [TI's], John, and there was some leasing commissions, but no CI's and about $170,000 of leasing commissions on each property.

John Guinee - Stifel Nicolaus - Analyst

Okay. And then -- but you had mentioned, Pat, about 300 -- I think you mentioned $10 million of TI and leasing commission spend in the fourth quarter.

Patrick Carroll - Lexington Realty Trust - CFO

That's right.

John Guinee - Stifel Nicolaus - Analyst

What's that relate to?

Patrick Carroll - Lexington Realty Trust - CFO

It's on deals that we've done -- it's on various deals, but about half of it is on deals that we've signed up already this year. It's the actual payout on commissions that we've -- excuse me, of TI's that we've given to other leases that we signed.

John Guinee - Stifel Nicolaus - Analyst

Is it $10 million for TI's or $10 million for TI's and leasing commissions?

Patrick Carroll - Lexington Realty Trust - CFO

Both.

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John Guinee - Stifel Nicolaus - Analyst

Okay, so and. All right. And then if I'm going through page 11, you provide -- you have a company reported FFO and then you have a company FFO as adjusted. Do you report a NAREIT-defined FFO anywhere?

Patrick Carroll - Lexington Realty Trust - CFO

We show FFO on a fully diluted basis, that everything that can convert does convert and that's how we feel -- that's how we manage our business, we feel it's the best way to monitor it.

John Guinee - Stifel Nicolaus - Analyst

Okay, but so you do not provide a NAREIT defined number from which to then work off of to get to yours?

Patrick Carroll - Lexington Realty Trust - CFO

No, we show -- we start with net income available to common shareholders and we adjust it down for dilutive securities or securities that can converge I should say. So no, no.

John Guinee - Stifel Nicolaus - Analyst

You can never stop anywhere in the process to get a NAREIT-defined FFO?

Patrick Carroll - Lexington Realty Trust - CFO

No.

John Guinee - Stifel Nicolaus - Analyst

Okay, got you. All right. Going through the supplemental page-by-page, let me see here. We talked about Lake Mary. Can you whirl through specifically what leases, Will, are on page 31 and I guess 33 are gone, Bridgwater in New Jersey do they leave? And then Issaquah, Rochester, Canonsburg?

Will Eglin - Lexington Realty Trust - CEO

Yes. What we've said in our comments, John, was that our tenants with fourth quarter lease expirations were leaving.

John Guinee - Stifel Nicolaus - Analyst

Okay. So, this is all five of them. Okay.

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Will Eglin - Lexington Realty Trust - CEO

Yes.

John Guinee - Stifel Nicolaus - Analyst

All five of the office are leaving, right?

Will Eglin - Lexington Realty Trust - CEO

Correct.

John Guinee - Stifel Nicolaus - Analyst

Okay. And then in 2015 which ones are leaving?

Will Eglin - Lexington Realty Trust - CEO

We said Federal-Mogul, Southfield, Michigan; Lakewood, Colorado; and Foxboro, Massachusetts

John Guinee - Stifel Nicolaus - Analyst

Okay. And then none of the other ones in 2015 as of now or you just don't have clarity on it?

Will Eglin - Lexington Realty Trust - CEO

There may be a vacancy or two later in the year, but retention gets better. So we're fairly optimistic about how rollover will be in the second half of the year.

John Guinee - Stifel Nicolaus - Analyst

And just out of curiosity, are most of these the inland portfolio that got put back or is it a mix?

Will Eglin - Lexington Realty Trust - CEO

No, it's a mix.

John Guinee - Stifel Nicolaus - Analyst

Okay. And then if I go to page 33 on the industrial properties in 2015, any of those -- they are kind of minor, but any of those?

Will Eglin - Lexington Realty Trust - CEO

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Yes, we got a short-term extension from SKF USA, but we don't think they'll be in that building long-term, but that is very small and the other two we've had discussions ongoing.

John Guinee - Stifel Nicolaus - Analyst

Okay. So, when I get to page 36 thank God for asset-specific debt imputed sales. I guess Issaquah is back to the lender? What else on this list as back to the lender? Houston, Texas?

Will Eglin - Lexington Realty Trust - CEO

Issaquah; Houston, Texas; Rochester; and Bridgewater.

John Guinee - Stifel Nicolaus - Analyst

Okay. Okay. And then if I go back to -- down to page 40 you've got about $133 million of notes receivable. And this looks like Norwalk $33 million, if I look at footnote 3 interest rate increasing to 12.5%, that implies a default going from 7.5% to 12.5%. What should we think about is a good value of that loan?

Will Eglin - Lexington Realty Trust - CEO

The borrower essentially asked for a six-week extension to refinance us, and so we said great but we'll take the default rate for such a short-term extension, so right now we expect the loan to be fully repaid in Q4.

Patrick Carroll - Lexington Realty Trust - CFO

On December 1.

John Guinee - Stifel Nicolaus - Analyst

Oh, good. Okay. You going to drive up there and pick up the check? Okay. And then on the Westmont, Illinois. Loan balance is $12.3 million, balloon payment is $25.7 million. What exactly does that mean and how should we look at that value of that mortgage loan receivable?

Patrick Carroll - Lexington Realty Trust - CFO

We previously wrote the loan balance down. We took about a $14 million impairment charge give or take, and we wrote it down to where we felt the underlying value of the property was which is the $12.3 million.

John Guinee - Stifel Nicolaus - Analyst

Got you. Okay. And then the Washington -- refresh our memory, why was Kennewick, Washington structured as a loan? Is that a -- that's a hospital I think, right?

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Will Eglin - Lexington Realty Trust - CEO

That's right.

John Guinee - Stifel Nicolaus - Analyst

Okay. Perfect. Okay. Great. Any chance -- last question, any chance given what's happening to other names in the triple net space that you guys would sort of comply with what NAREIT would like and start with a NAREIT defined FFO and working your way down to company-defined FFO?

Patrick Carroll - Lexington Realty Trust - CFO

We can do anything. John, that's fine. I think the way we do it, and we've been doing it this way since Lexington started is more indicative of our business, but you can do [stop loss] anywhere in the calculation of FFO. We think by showing it as of everything converts though and showing the denominator of our calculation to show a fully diluted position, it's honestly the best presentation, but that's something we can address again in fourth quarter.

John Guinee - Stifel Nicolaus - Analyst

Okay. I'll ask one more question and I think Sheila had mentioned this. Will, you clearly like the long-term ground lease position 7.5% look back. Is that a business that could become 30%, 40%, 50% of your portfolio?

Will Eglin - Lexington Realty Trust - CEO

We really don't have visibility on a large pipeline of acquisitions that would contemplate that it could get that big, but we continue to work on generating transactions, but I don't see the volume escalating to the point where it would become that big of a piece of our business. We'd like to have more of it, but that would be pretty ambitious to view it as being one-third of the company.

John Guinee - Stifel Nicolaus - Analyst

I think you're basic premises, land doesn't depreciate, hard assets do.

Will Eglin - Lexington Realty Trust - CEO

Well, some hard assets do. I mean certainly in suburban office there's risk of obsolescence more so than in other asset types, so having land positions, as you point out, is a good hedge against that risk in suburban office specifically.

John Guinee - Stifel Nicolaus - Analyst

Great. All right. Wonderful disclosure. Thanks for everything. Have a good holiday.

Will Eglin - Lexington Realty Trust - CEO

Thank you, John.

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Operator

Craig Melman with KeyBanc Capital Markets.

Craig Melman - KeyBanc Capital Markets - Analyst

Hey, guys. Just a followup on the land acquisition here. Just given the dilutive going in return and maybe you guys get bought out in the [year 2025] at 7%-ish return, kind of how do you view that versus maybe getting the delayed economic upside from a build-to-suit, but typically much better economics?

Patrick Carroll - Lexington Realty Trust - CFO

Well, we measure the economics by our expected IRR, Craig. So, you're right. Some investments have high current return and that's the component of their internal rate of return. Others have more capital appreciation. So we look at it as a long-term accretive investment, and if we finance it as well as we think we can, we'll probably -- there is a chance we could generate above an 8% cash [from] cash return in year one. So for something that's so safe, that seems pretty appealing to me.

Craig Melman - KeyBanc Capital Markets - Analyst

Okay. And then you had mentioned that the pipeline is looking good for 2015. I know you're not giving guidance yet, but just from where you sit today do you think that investment activity could ramp relative to 2014 or it's too early?

Patrick Carroll - Lexington Realty Trust - CFO

Well, right now based upon what we are contractually committed to, it's comparable to this year or a little bit more, so that's a great position going into next year. Obviously we're working on lots of things and we hope that our pipeline will continue to grow and as discussed earlier there has been some disruption in the marketplace recently that might create additional transaction opportunity for us, so we're very optimistic as we look at next year.

Craig Melman - KeyBanc Capital Markets - Analyst

Okay, and then just one last one. 100 Light Street has been talked about the past about in the past about being a disposition candidate. Where are you guys going to process when you think potential timing could be?

Will Eglin - Lexington Realty Trust - CEO

We are working on marketing material for 100 Light Street, so our expectation is that we would test the market for that building probably early next year at this point. It's very highly occupied, but there is a little bit of leasing opportunity that we'd like to see if we can capitalize on in the interim.

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Craig Melman - KeyBanc Capital Markets - Analyst

Okay. Perfect. Thank you, guys.

Operator

Anthony Paolone with JPMorgan.

Anthony Paolone - JPMorgan - Analyst

Thanks. I actually have a couple left. Will, you mention the attitude of the roll downs on renewals in 2015?

Will Eglin - Lexington Realty Trust - CEO

Consistent with what we've said before, Tony. We think that leasing spreads, in offices, it has been, but we're still in a 15% to 20% down scenario in those renewals. The dynamic is if we have a property coming off of a 10-year lease, the rent is going up 2% a year for 10 years and it's gotten to the point where it's above market, so we still have that dynamic inside the portfolio next year. Our view with respect to 2016 is that on renewals on an overall basis we think we could be neutral to slightly ahead, but 2015 we still have some negative leasing spreads to continue to work through.

Anthony Paolone - JPMorgan - Analyst

Okay. And then any way to put some numbers around what percentage of the portfolio you, really long-term, would Ike to get rid of? You still got Light Street and some other things it sounds like you want to unload, just if you could do it all at once what would be the magnitude of that?

Will Eglin - Lexington Realty Trust - CEO

Well, as we look ahead I think in our minds we really, really like about 85% of our portfolio, so that means that we still have quite a few candidates for sale or capital recycling.

Anthony Paolone - JPMorgan - Analyst

Okay. And then the last question. On page 25 of the packet where you have your financial covenants, the one thing I just want to clarify, (inaudible) want to talk about the land. In the ground lease covenant, I think it's E, row E, is that buildings that you own that are subject to ground leases or is that like the New York land where you actually own the fee?

Will Eglin - Lexington Realty Trust - CEO

No, that's properties where we don't own the land and we only own the improvements.

Anthony Paolone - JPMorgan - Analyst

Okay.

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Will Eglin - Lexington Realty Trust - CEO

So these New York City land deals are not in that number.

Anthony Paolone - JPMorgan - Analyst

Right. Okay that makes sense then. Thank you.

Will Eglin - Lexington Realty Trust - CEO

Okay.

Operator

Tayo Okusanya with Jefferies.

Tayo Okusanya - Jefferies & Company - Analyst

Yes, good morning. Just two for me. First of all, the positive commentary you made about your investment outlook, did that pertain just to your acquisition outlook or does that also include the BTS and the build-to-suit business?

Will Eglin - Lexington Realty Trust - CEO

Both, yes.

Tayo Okusanya - Jefferies & Company - Analyst

So it is both. Okay. That's helpful. And then for the rehab hospital acquisition that was made, just taking a look at that cash yield of [5.8%], I guess when I compare that against other rehab acquisitions of some of the healthcare rates are made, that cap rate seems somewhat new. I'm just curious how that transaction transpired and how you felt comfortable with that pricing?

Will Eglin - Lexington Realty Trust - CEO

Well, what was interesting to us, Tayo, is that you have a 28-year lease there which helps out, and there are annual escalations tied to CPI without any cap, so to be able to acquire a long-term lease with credit behind it, which essentially has unlimited inflation protection, I know that we're in an environment where no one is nervous about inflation but 28 years is a long time, so we thought that was a rare opportunity to be able to, like I said, buy a long-term lease with credit with unlimited inflation protection.

Tayo Okusanya - Jefferies & Company - Analyst

Could you give me a sense on what the rent coverage is on that transaction?

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Patrick Carroll - Lexington Realty Trust - CFO

From -- it's direct with HealthSouth, so we have a BB-.

John Guinee - Stifel Nicolaus - Analyst

Yes, we have the corporate parent on the hook for the guarantee on the lease.

Tayo Okusanya - Jefferies & Company - Analyst

Okay. That's good enough. Okay. Thank you very much.

Operator

Geoff Dancey with Cutler Capital Management.

Geoffrey Dancey - Cutler Capital Management - Analyst

Thanks. Actually, my questions have been answered.

Operator

Thank you. It appears there are no further questions at this time. I would like to turn the floor back over to Mr. Eglin for any additional concluding comments.

Will Eglin - Lexington Realty Trust - CEO

Well, thanks to all of you for joining us this morning. We're very excited about our prospects for the balance of this year and beyond and, as always, we appreciate your participation and support. If you would like to receive our quarterly supplemental package, please contact Gabriela Reyes, or you can find additional information on the Company at our website www.lxp.com and in addition, as always, you may contact me or the other members of our senior management team with any questions. Thanks again.

Operator

Thank you. Ladies and gentlemen, this does conclude today's teleconference. We thank you for your participation and you may disconnect your lines at this time.

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